Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	sbrumbaugh@padillaspeer.com
	763-354-1800	612-455-1754

Arctic Cat Reports Record Earnings in Fiscal 2013 Second Quarter

EPS up 57 percent to $1.80 versus $1.15 in prior-year quarter;

Net earnings in the quarter rose 17 percent to $25.0 million;

Net sales increased 12 percent to $229.0 million, driven by strong Wildcat™ ROV sales;

Operating profit up 18 percent to $38.8 million compared to $32.9 million;

Company raises full-year sales and earnings outlook for fiscal 2013

MINNEAPOLIS, October 25, 2012 – Arctic Cat Inc. (NASDAQ: ACAT) today reported that net earnings increased 17 percent to a record $25.0 million, or $1.80 per diluted share, for the fiscal second quarter ended September 30, 2012, compared to prior-year net earnings of $21.4 million, or $1.15 per diluted share. Net sales in the quarter rose 12 percent to $229.0 million versus net sales of $204.8 million in the same quarter last year.

“We are very pleased to report record earnings and EPS on double-digit sales gains in the fiscal 2013 second quarter, on top of a strong quarter last year,” said Claude Jordan, Arctic Cat’s chairman and chief executive officer. “We are beginning to benefit from our growth strategy to enter new market segments with innovative new products, such as our Wildcat pure sport side-by-side, while focusing on operational excellence and cost control. As a result, we continued to leverage higher sales volumes and a lower cost structure to again deliver profitability gains in the second quarter.”

Among the highlights of Arctic Cat’s fiscal 2013 second-quarter financial results versus the prior-year quarter:

•	Net sales grew 12 percent, chiefly fueled by sales of Wildcat recreational off-highway vehicles (ROVs);

•	The company reported record net earnings and earnings per diluted share, up 17 percent and 57 percent, respectively;

•	Operating expenses as a percent of sales declined to 11 percent versus 12 percent;

•	Operating profit rose 18 percent to $38.8 million, up from $32.9 million;

•	The company had no long-term debt.

For the six months ended September 30, 2012, Arctic Cat’s net earnings rose 41 percent to a record $27.0 million, or $1.95 per diluted share, compared to net earnings of $19.1 million, or $1.02 per diluted share, in the prior-year period. The company’s year-to-date net sales increased 22 percent to

Arctic Cat Reports Fiscal 2013 Second Quarter Results – 2

$340.3 million versus net sales of $279.8 million in the first six months last year.

Business Line Results

Sales in Arctic Cat’s all-terrain vehicle (ATV) business rose 19 percent to $69.7 million, up from $58.8 million in the same period last year. The increase was primarily due to strong global demand from dealers and customers for the Wildcat side-by-side.

During the fiscal 2013 second quarter, Arctic Cat began shipping its new 2013 model year ATVs/ROVs. In addition to offering the Wildcat V-Twin 1000i H.O., the company introduced the new Wildcat 1000 Limited side-by-side, which offers upgraded styling features as part of a standard package. Arctic Cat’s new 2013 models also include five value-priced ATVs, such as the new 500 Core ATV. Additionally, the company introduced three new ATV packages – Limited, XT and CORE – to provide more optional features.

Commented Jordan: “Our entry into the growing sport ROV segment has gone exceptionally well with the Wildcat side-by-side. It is being well-received by enthusiasts and Wildcat sales year to date continue to meet our high expectations. We now have two Wildcat offerings in our portfolio and anticipate launching additional innovative products into this market segment.”

Jordan added: “In August, we were excited to see the Wildcat 1000 named as the top pure sport ROV by a leading industry magazine, after the editors conducted a head-to-head ‘shootout’ comparison against the only competing pure sport side-by-side in the market.”

Arctic Cat’s snowmobile sales in the fiscal 2013 second quarter rose 12 percent to $128.6 million, up from $114.7 million in the prior-year quarter. The company’s new 2013 model year snowmobiles have received numerous industry awards, including: Editor’s Choice for the F1100 Turbo RR (race-replica); Best High Performance for the F800 Sno Pro RR; and Best Crossover for the CrossTour 1100 Turbo.

Arctic Cat is building its 2013 model year snowmobiles on the new ProCross™ performance and ProClimb™ mountain chassis platforms, both of which offer innovative suspension, drive and braking technologies. In addition, during the fiscal 2013 second quarter, the company partnered with world champion snowmobile racer Tucker Hibbert to create a limited edition Tucker Hibbert race-replica model honed to high performance excellence and available to snowmobilers whose passion reflects the same race-winning attitude shared by Tucker Hibbert and Arctic Cat.

Arctic Cat’s new 2013 model year snowmobiles also include:

•	ProCross F Sno Pro RR (race-replica) sled, which features high-performance trail racing suspension and styling.

Arctic Cat Reports Fiscal 2013 Second Quarter Results – 3

•

ProCross XF CrossTour, a crossover model that combines the best of snowmobile touring, trail and deep-snow capabilities. The CrossTour is available in either the 800 2-stroke, or the 1100 turbo and non-turbo 4-stroke engine. It offers riders trail performance and touring comfort with its wide ski stance, ample storage and a heavy-duty rear bumper that easily accepts accessories, such as an optional passenger seat.

•

Arctic Cat’s ProClimb M Series mountain snowmobiles also received further enhancements to performance and handling. The turbocharged M1100 four-stroke mountain model has 177 horsepower, making it the industry’s most powerful production engine available.

Arctic Cat remains committed to investing in research and development across its product lines, in order to remain an industry innovation leader and in anticipation of manufacturing its own snowmobile engines in fiscal 2015.

Sales of parts, garments and accessories (PG&A) in the fiscal 2013 second quarter were down 2 percent to $30.8 million versus $31.4 million in the prior-year quarter. While sales of Wildcat accessories and parts grew significantly in the quarter, snowmobile garment sales were down versus the prior-year period. Arctic Cat continues to anticipate increased PG&A sales for the fiscal 2013 full year.

Company Raises Fiscal 2013 Sales and Earnings Outlook

“Our strategies are working and we are on track to deliver the highest net earnings in Arctic Cat’s 50-year history for fiscal 2013,” said Jordan. “We expect to continue generating higher revenue and earnings by developing innovative new products and entering new segments. We remain focused on new product development as an important catalyst to achieving our future growth goals.”

In fiscal 2013, Arctic Cat anticipates continued gains in its ATV/ROV business, fueled by the growth potential for the Wildcat and Prowler ROV offerings, and many exciting new products being developed. Additionally, the company remains focused on further enhancing profitability through operational efficiencies and cost controls.

Arctic Cat’s fiscal 2013 outlook includes the following assumptions versus the prior fiscal year: ATV North America industry retail sales flat to up 5 percent; ROV North America industry retail sales up 10 to 20 percent; snowmobile North America industry retail sales flat to up 2 percent; Arctic Cat dealer inventories flat to down 5 percent; operating expense levels that are flat to down slightly as a percent of sales; and increasing cash flow from operations. The company expects gross margins to improve between 20 and 60 basis points in fiscal 2013.

For the fiscal year ending March 31, 2013, Arctic Cat is raising its full-year sales guidance to a range of $664 million to $684 million, an increase of approximately 13 percent to 17 percent versus

Arctic Cat Reports Fiscal 2013 Second Quarter Results – 4

fiscal 2012. Assuming diluted weighted average shares of 14 million, the company now estimates that fiscal 2013 earnings per diluted share will be in the range of $2.65 to $2.75, an increase of 54 percent to 60 percent compared to fiscal 2012. Previously, the company estimated fiscal 2013 earnings per diluted share of $2.55 to $2.65 on sales of $662 million to $682 million.

Conference Call

Arctic Cat will host a conference call to discuss the fiscal 2013 second quarter results today, October 25, 2012, at 11 a.m. CT (12 p.m. ET). To listen to the live call dial 1-800-762-8908. The live webcast and replay also may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through November 1, 2012, by dialing 1-800-406-7325, pass code 4571213.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), recreational off-highway vehicles (ROVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2013 outlook. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2013 Second Quarter Results – 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Net Sales
Snowmobile & ATV Units	$198,274	$173,459	$289,227	$228,719
Parts, Garments & Accessories	30,756	31,370	51,114	51,040

Total Net Sales	229,030	204,829	340,341	279,759
Cost of Goods Sold
Snowmobile & ATV Units	146,000	128,843	221,556	177,972
Parts, Garments & Accessories	19,000	18,837	32,276	30,363

Total Cost of Goods Sold	165,000	147,680	253,832	208,335

Gross Profit	64,030	57,149	86,509	71,424
Operating Expenses
Selling & Marketing	12,018	12,160	18,825	18,245
Research & Development	4,867	3,821	9,345	7,823
General & Administrative	8,391	8,245	16,465	16,029

Total Operating Expenses	25,276	24,226	44,635	42,097

Operating Profit	38,754	32,923	41,874	29,327
Other Income (Expense)
Interest Income	4	20	17	45
Interest Expense	(62)	(4)	(82)	(6)

Total Other Income (Expense)	(58)	16	(65)	39

Earnings Before Income Taxes	38,696	32,939	41,809	29,366
Income Taxes	13,737	11,529	14,842	10,278

Net Earnings	$24,959	$21,410	$26,967	$19,088

Net Earnings Per Share
Basic	$1.90	$1.18	$2.06	$1.05

Diluted	$1.80	$1.15	$1.95	$1.02

Weighted Average Shares Outstanding:
Basic	13,152	18,220	13,106	18,220

Diluted	13,828	18,668	13,852	18,654

	September 30,
Selected Balance Sheet Data:	2012	2011
Cash and Short-term Investments	$23,993	$96,564
Accounts Receivable, net	88,640	96,030
Inventories	144,736	103,649
Total Assets	318,536	357,162
Short-term Bank Borrowings	0	0
Total Current Liabilities	152,182	150,393
Long-term Debt	0	0
Shareholders’ Equity	163,731	204,913

Arctic Cat Reports Fiscal 2013 Second Quarter Results – 6

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2012	2011	Change	2012	2011	Change
Snowmobiles	$128,599	$114,670	12%	$146,586	$132,031	11%
All-Terrain Vehicles	69,675	58,789	19%	142,641	96,688	48%
Parts, Garments & Accessories	30,756	31,370	-2%	51,114	51,040	0%

Total Sales	$229,030	$204,829	12%	$340,341	$279,759	22%

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